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                                                                    EXHIBIT 12.1

                               CUMULUS MEDIA INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                   AND PREFERRED STOCK DIVIDEND REQUIREMENTS
                             (DOLLARS IN THOUSANDS)

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                                                                                                             1997
                                                                                                           ---------
Net loss.................................................................................................  $   3,578
Income tax expense.......................................................................................         67
                                                                                                           ---------
                                                                                                               3,511
                                                                                                           ---------
Fixed charges:
Interest expense.........................................................................................        927
Amortization of debt expense.............................................................................         65
Portion ( 1/3) of rentals representative of interest expense.............................................         66
                                                                                                           ---------
                                                                                                               1,058
                                                                                                           ---------
Loss before income taxes and fixed charges...............................................................  $   2,453
                                                                                                           ---------
                                                                                                           ---------
Preferred dividend requirement...........................................................................  $     274
                                                                                                           ---------
Ratio of pre-tax income to net income....................................................................        1.0
                                                                                                           ---------
Preferred dividend factor................................................................................        274
Total fixed charges......................................................................................      1,058
                                                                                                           ---------
Total fixed charges and preferred dividends..............................................................  $   1,332
                                                                                                           ---------
                                                                                                           ---------
Ratio of earnings to fixed charges and preferred dividend requirements...................................         (A)
                                                                                                           ---------
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(A) As a result of the net loss incurred in 1997, the Company was unable to fully cover the indicated fixed charges and preferred dividends. Earnings did not cover fixed charges and preferred dividend requirements by $3,785 in
    1997.